EXHIBIT 10.10


                              EMPLOYMENT AGREEMENT

This Employment Agreement ("Agreement") is made and entered into as of the 21st day of January, 1997 by and between Dental Care Alliance, Inc., a Delaware Corporation ("Company"), and David P. Nichols, an individual resident of the State of Florida ("Executive").

                                    RECITALS

         A. The Company is engaged in the business of, among other things, providing management and consulting services to dental offices throughout the United States (the "Business").

         B. Executive has particular expertise and knowledge concerning the Business and its operations.

         C. The Company desires to employ Executive, and Executive desires to be employed by the Company, as its Chief Financial Officer, subject to and upon the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.     TERM

         The term of this Agreement shall commence on the date hereof and shall continue until the fourth (4th) anniversary hereof, unless otherwise terminated in accordance with the terms hereof. This Agreement shall be automatically renewed for successive one (1) year terms, unless sooner terminated in accordance with the provisions hereof.

2.     ENGAGEMENT AND SERVICES

          2.1 DUTIES. For the term of this Agreement, including any and all renewal terms hereof, unless otherwise terminated as provided herein, Executive shall be the Chief Financial Officer of the Company. In such capacity, Executive, subject to the direction of the President of the Company (the "President") and the board of directors of the Company (the `Board"), shall supervise the overall financial, accounting and information systems of the Company, as well as to provide input to the Company on business strategy. Executive shall also perform such other duties and exercise such other power and authority as may from time to time be delegated to Executive by the President, PROVIDED, HOWEVER, that such duties, power and authority are commensurate with Executive's position with the Company.


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          2.2  EXCLUSIVE EMPLOYMENT. During the term of this Agreement,
               Executive shall devote all of his business time, attention and effort, including, without limitation, during normal business hours, to the performance of his duties hereunder, and shall use his best endeavors in the performance thereof, as well as to the promotion of the general interest and welfare of the Company.

          2.3 LOCATION OF PERFORMANCE. Executive shall perform his duties and obligations hereunder primarily from the Company's main offices located in Sarasota, Florida and, from time to time, at other locations of the Company. Notwithstanding the foregoing, Executive recognizes that he will be required by the Company to travel from time to time in order to fulfill his duties and obligations hereunder, and Executive agrees so travel as necessary or required.

3.     COMPENSATION AND RELATED MATTERS

          3.1 BASE SALARY. The base salary ("Base Salary') of Executive, following commencement of employment, shall be eighty-five thousand dollars ($85,000), payable in installments consistent with the Company's normal payroll schedule (subject to applicable taxes and withholdings), or such greater amount as may be determined each year by the Company at the annual review of Executive. Notwithstanding the above, in the event of a public offering by the Company, Executive's salary shall be increased to one hundred and twenty thousand dollars ($120,000) and thereafter be adjusted annually commensurate with that salary of a CFO with a similarly sized public company.

          3.2 OPTIONS. In addition to the Base Salary to be paid by the Company to Executive pursuant to Section 3.1 hereof, the Company shall grant Executive options (collectively, "Options") to purchase an amount equal to 608 common shares in the Company computed as of the date hereof. Such Options shall be exercisable in whole or in part immediately. Options will expire on January 21, 2002. The exercise or conversion price of the Warrants shall be at fair market value.

4.     EXPENSES

          4.1 EMPLOYMENT RELATED EXPENSES. Except as otherwise provided herein, the Company shall reimburse Executive for all reasonable and necessary, actual out-of-pocket expenses paid or incurred by Executive solely in connection with and in the course of the performance of his duties under this Agreement consistent with Company policy.

          4.2 DETERMINATION OF REIMBURSABLE EXPENSES. All expenses for which reimbursement is sought pursuant to this Section 4 must be supported by receipts submitted by Executive to the Company. Such reimbursement of expenses shall be paid by the Company to Executive within thirty (30) days after Executive submits the receipts therefor to the Company.


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5.     BENEFITS

          5.1 EMPLOYEE BENEFIT PROGRAMS. In addition to the compensation to be paid by the Company to Executive pursuant to Section 3 hereof, during the term of this Agreement, Executive shall also be entitled to receive the following benefits: (i) participation in a comprehensive group medical and dental insurance plan of the Company with premiums to be reimbursed by the Company; (ii) participation in such other benefit programs of the Company to the extent such programs are provided to the other full-time employees of the Company; (iii) paid holidays given by the Company to all of its employees; and (iv) ten (10) paid vacation days during the first full year of Executive's employment with the Company and fifteen (15) paid vacation days for each additional full year to be taken at such time or times as are reasonably agreed upon between Executive and the President and in accordance with the Company's then current policies regarding vacation time for its full-time officers and executives.

          5.2 LIFE INSURANCE. During the term of this Agreement, the Company agrees to maintain a life insurance policy on the life of the Executive, provided the Executive is then insurable, the amount of such policy be equal to the Base Salary of Executive. Executive shall have the right to designate the beneficiary of such policy.

6.     TERMINATION

          6.1 TERMINATION FOR CAUSE. Notwithstanding anything contained in this Agreement to the contrary, the Company, by written notice to Executive, shall at all times have the right to terminate Executive's employment hereunder for "Cause", as hereinafter defined, effective immediately upon Executive's receipt of the Company's written notice of such termination. For purposes of this SECTION 6, "Cause" shall mean: -----------

                    (i) Any material violation by Executive of any local, state or federal law or regulation, provided that Executive's compliance with such law or regulation is material to the performance of his duties under this Agreement, or any conviction of a felony by Executive;

                    (ii) Executive's refusal or willful failure to fulfill, or inability to perform, any material duties or obligations required to be performed for the Company hereunder for any reason, or Executive's refusal or repeated failure to perform or adhere to the rules and regulations of the Company established by the Company from time to time, which refusal or failure is not cured within fourteen (14) days after notice thereof is given by the Company to Executive;


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                    (iii) Any theft, fraud or embezzlement committed by
                         Executive.

On the effective date of the termination of Executive for Cause pursuant hereto, the Company shall have no further obligations or liabilities to or for the benefit of Executive under this Agreement, except as provided in SECTION 6.5 of this Agreement.

          6.2 TERMINATION IN THE EVENT OF DEATH. Notwithstanding anything contained in this Agreement to the contrary, this Agreement, and all its obligations and liabilities of the parties hereunder, shall immediately terminate in the event of Executive's death.

          6.3 TERMINATION WITHOUT CAUSE. Notwithstanding anything contained in this Agreement to the contrary, the Company shall at all times have the right to terminate Executive's employment hereunder without "Cause" and for any reason whatsoever by giving Executive at least thirty (30) calendar days' prior written notice of its intent to so terminate. In the event of the Company's election to terminate Executive's employment hereunder pursuant to this
               SECTION 6.3, such employment shall immediately and automatically terminate upon the expiration of the thirty (30) calendar day notice period, without any further notification or action on the part of the Company, unless Executive gives the Company reason to terminate Executive for "Cause" in which case the effective date of termination shall be immediate.

               On the effective date of termination of Executive without Cause pursuant to SECTION 6.3, the Company shall have no further obligations or liabilities to or for the benefit of Executive under this Agreement, except as provided in SECTION 6.6 of this Agreement.

          6.4 VOLUNTARY TERMINATION BY EXECUTIVE. Notwithstanding anything contained in this Agreement to the contrary, Executive shall at all times have the right to voluntarily terminate his employment hereunder by giving the Company at least thirty (30) days' prior written notice of his intent to so terminate. In the event of Executive's election to terminate his employment hereunder pursuant to this SECTION 6.4, such employment shall immediately and automatically terminate upon the expiration of the thirty
               (30) calendar day notice period, without any further notification or action on the part of Executive, unless Executive gives the Company reason to terminate Executive for "Cause" in which case the effective date of termination shall be immediate.

               On the effective date of the voluntary termination of Executive pursuant to this SECTION 6.4, the Company shall have no further obligations or liabilities to or for the benefit of Executive under this Agreement, except as provided in SECTION 6.5. of this Agreement.


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          6.5  PAYMENTS TO EXECUTIVE UPON TERMINATION, OTHER THAN WITHOUT
               CAUSE. Upon the termination of Executive's employment pursuant to this Section 6 other than as provided in SECTION 6.3, the Company shall be obligated to pay to Executive, and Executive shall be entitled to receive from the Company: (i) Executive's Base Salary to the effective date of termination; (ii) accrued vacation to the effective date of termination; (iii) accrued bonuses, if any are declared by the Company for Executive, accruing prior to the effective date of termination; and (iv) any amounts for which Executive is entitled to, but has not received, reimbursement in accordance with SECTION 4 hereof, provided that such amounts were incurred prior to the effective date of termination.

               Upon payment to Executive of the foregoing items, the Company shall have no further obligations or liability to or for the benefit of Executive whatsoever.

          6.6 PAYMENTS TO EXECUTIVE UPON TERMINATION WITHOUT CAUSE. Upon the termination of Executive's employment pursuant to Section 6.3 hereof, the Company shall be obligated to pay to Executive, and Executive shall be entitled to receive from the Company, each of the items described in Section 6.5 hereof. In addition, the Company agrees to continue to pay the Base Salary to Executive for the period commencing on the effective date of termination and ending on the date six (6) months thereafter. Further, Executive shall be entitled to such performance bonus described in Section 3.2 hereof that he otherwise would have been entitled to receive had he not been terminated by the Company without "Cause" pursuant to Section 6.3 hereof.

               Upon payment to Executive of the foregoing items, the Company shall have no further obligations or liability to or for the benefit of Executive whatsoever.

7.     OFF-SET

          The parties hereto agree that the Company shall have the right to off-set, from any amounts otherwise due and owing to Executive pursuant to this Agreement, any and all undisputed amounts legitimately owed by Executive to the Company or any of its Affiliates (as hereinafter defined), whether pursuant to this Agreement or to any other agreement or obligation.

8.     WITHHOLDING

          All compensation payable to Executive pursuant to this Agreement shall be subject to customary withholding taxes and such other employment taxes as are required under federal law or the law of any state or governmental body to be collected with respect to compensation paid by an employer to an employee.


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9.     CONFIDENTIAL INFORMATION

          Executive acknowledges and agrees that he has been given, and by virtue of his employment by the Company pursuant hereto will be given, access to and possession of certain valuable and confidential information, both verbal and written, proprietary to the Company, including, without limitation, information regarding technical and non-technical data, compilations, programs, methods, techniques, processes and financial data, all of which is sufficiently secret to derive economic value, actual or potential, from not being generally known to other persons who can obtain economic value from its disclosure or use, and which is the subject of efforts that are reasonable under the circumstances to maintain its secrecy or confidentiality.

          Such proprietary and confidential information specifically includes, without limitation:

          (i) instruction in ad experience regarding the methods of operation practiced by the Company; (ii) lists of, or access to, actual or potential customers and suppliers of the Company or the Business;
          (iii) trade secrets; (iv) information contained in any memoranda, discussions, notes, correspondence, surveys, investigations and the like by or between the employees of the Company; (v) information received from employees, associates, officers or consultants employed or retained by the Company pertaining to the Business or the general operations of the Company; and (vi) the Company's non-public financial data and strategy.

          All of such proprietary and confidential information and business relationships, including, without limitation, that information and those business relationships specified in this SECTION 2, are hereinafter collectively referred to as "Confidential Information". Confidential information, however, shall not include any information that, through no act of Executive, has become available to the general public. Executive shall hold in confidence and not use or disclose, either for his own benefit or the benefit of any third party, either during or after Executive's employment with the Company, except as specifically authorized by the Company in writing for the Company's own benefit, any Confidential Information that Executive may obtain or has obtained or may create or has created during the period of Executive's employment hereunder. Upon termination of Executive's employment with the Company for any reason, Executive shall promptly return and deliver to the Company all documents, manuals, letters, notes, records, reports and all other materials of a secret or confidential nature either obtained or arising as a result of Executive's employment hereunder, including, without limitation, any and all forms and stages of Confidential Information, that remain in his possession. The terms of this SECTION 9 shall survive the termination of this Agreement for whatever reason.

10.   NON-COMPETITION; NON-SOLICITATION

          Executive agrees that, by virtue of his employment with the Company, he has and will develop and obtain knowledge and familiarity with the operations of the Company, its Affiliates and respective businesses, operating and marketing procedures and the identity


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          of their respective customers, the disclosure of which would result in a significant economic detriment to the Company. To protect the Company, for a period of one (I) year commencing on the effective date of termination of Executive's employment with the Company for any reason, Executive shall not:

          (i) Directly or indirectly, own, manage, operate, control or participate in, or have any financial interest in or aid or assist anyone in the conduct of, or otherwise engage in, any business, (whether it be a sole proprietorship, partnership, corporation or other entity) that (a) in any way competes with the Company or its Affiliates or any successor thereto, and (b) is located or operating anywhere within the defined licensed and/or franchised territory of the Company or any of its Affiliates or any successor thereto, including, without limitation, any office or location of any franchisee of the Company or any of its Affiliates or any successor thereto, provided, however, that the foregoing restriction shall be null and void and of no force or effect in the event that the Executive is terminated without "Cause" pursuant to SECTION 6.3 hereof; or

          (ii) Solicit or otherwise encourage any employee of Company or any of its Affiliates or any successor thereto to terminate his or her employment with the Company or any of its Affiliates or any successor thereto, or to enter into employment with any other person, firm or corporation.

          In addition, Executive agrees that he shall not, in any way, slander, libel, or through any other improper means take any action that is intended to be detrimental to the Company or any of its Affiliates or any successor thereto, or their respective businesses, services, officers, personnel or operations.

          For purposes of this Agreement, an "Affiliate" of an entity shall mean any person, corporation, proprietorship, partnership, trust, limited liability company or other business entity that, directly or indirectly, owns or controls, is under common ownership or control with, or is owned or controlled by, such entity. For purposes of this definition, "control" means the possession of the power to direct or cause the direction of management and policies of such entity, whether through the ownership of voting securities, by contract or otherwise. If any provision or part of this Section 10 is held to be unenforceable because of the duration of such provision or the area covered thereby, Executive agrees that the court making such determination shall have the power to modify such provision, to delete specific words or phrases here from ("blue-penciling") in a manner that would provide the greatest possible protection to the Company, and then, in its reduced or blue-penciled form, such provision shall then be enforceable and shall be enforced.

11.   EQUITABLE REMEDIES

          Executive agrees that the covenants contained in Sections 9 and 10 hereof are vital to the viability of the Company, its Affiliates and each of their respective businesses. In that regard, Executive agrees that any breach of Section 9 or 10 hereof would cause


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          irreparable and immediate harm to the Company and that money would not be an adequate remedy in the event of any such breach. By reason of the foregoing, Executive agrees that the Company shall be entitled to injunctive relief in the event of any breach of Section 9 or 10 hereof. In addition, Executive agrees to reimburse the Company and its Affiliates for any and all reasonable costs and expenses (including, without limitation, attorney's fees and costs) incurred by the Company or any of its Affiliates as a result of their enforcing the terms and provisions of this Agreement and their instituting or defending any litigation, contest, dispute, suit or proceeding against Executive in any way relating to this Agreement, provided that the Company prevails in such action. Nothing herein shall prevent the Company or any of its Affiliates from electing to seek any monetary or other relief in addition to or in lieu of any equitable relief for breach of Section 9 or 10 hereof. The failure of the Company or any of its Affiliates to promptly institute a legal action upon any such breach shall not constitute a waiver of that or any other breach hereof.

12.   NOTICES

Any notices, demands, requests, consents or approvals to be given hereunder shall be in writing and shall be deemed given when delivered personally to the person to whom intended, two (2) days after deposit in the United States mail, certified, postage prepaid, return receipt requested, one (1) day after deposit with a commercial courier sent for next day delivery, or upon transmittal if telecopied, to the following addresses:

          If to Executive:     David P. Nichols
                               514 Bayside Way
                               Nokomis, FL 34275

          If to the Company:   Dental Care Alliance, Inc.
                               1343 Main Street, 7th Floor
                               Sarasota, FL 34236
                               Attention: President
                               Fax: (941) 366-9615

          Any party hereto may change his or its address for notice by communicating such change of address to the other party.

13.   APPLICABLE LAW

          This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

14.   NONASSIGNABLE RIGHTS

          This Agreement and all rights and benefits hereunder are binding upon and shall inure to the benefit of Executive and the Company, as well as to the benefit of the Company's


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          successors. The obligations of Executive hereunder are personal to
          Executive; accordingly, neither this Agreement nor any right or interest of Executive herein, or arising hereunder, shall be voluntarily or involuntarily sold, transferred or assigned by Executive without the prior written consent of the Company or its successor in interest. This Agreement shall be assignable by the Company, provided, however, that in the event (i) the Company sells all or substantially all of its assets to a third party, or (ii) majority control of the Company is transferred to any third party, Executive shall have the right to terminate his employment hereunder, and such termination shall be deemed a termination without "Cause".

15.   SEVERABILITY

          In the event that any provision of this Agreement is determined to be invalid or unenforceable, the remaining terms and provisions of this Agreement shall be unaffected and shall remain in full force and effect, and any such determination of invalidity or unenforceability shall in no way affect the validity or enforceability of any other provision of this Agreement.

16.   WAIVER

          No delay on the part of any party in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any waiver of any right, power or privilege operate as a waiver of any right, power or privilege, nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or any other right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which the parties otherwise may have at law or in equity.

17. HEADINGS

          The section and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or construction hereof.

18.   ENTIRE AGREEMENT

          This instrument sets forth the entire agreement and understanding between the parties hereto with respect to Executives employment by the Company and supersedes all prior and contemporaneous discussions and agreements with respect thereto. This Agreement may only be modified in writing, signed by both parties hereto.

19.   COUNTERPARTS

          This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.


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IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first written above.


                                     DENTAL CARE ALLIANCE, INC.





                                     By:/s/  Steven R. Matzkin
                                        ----------------------------------
                                        Steven R. Matzkin
                                        President



                                     By:/s/ David P. Nichols
                                        ----------------------------------
                                        David P. Nichols


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                     AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

         This Amendment No. 1 to Employment Agreement (this "Amendment") is made and entered into as of October __, 1997 by and between Dental Care Alliance, Inc., a Delaware corporation (the "Company"), and David P. Nichols, an individual resident of the State of Florida ("Executive").

                                    RECITALS

         A. The Company and Executive are parties to that certain Employment Agreement, dated as of October 25, 1996 (the "AGREEMENT");

         B. The Company and the Executive desire to modify the terms of the Agreement as hereinafter set forth;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. AMENDMENT. The Agreement is hereby amended as follows:

               (a) Section 3.2 becomes Section 3.3 and the following is substituted in lieu of Section 3.2 (now Section 3.3):

                   3.2 PERFORMANCE PROGRAM. In respect to each fiscal year ending during the term of Executive's employment hereunder commencing with the fiscal year ending December 31, 1997 (but only as to the fourth quarter of fiscal 1997), Executive shall receive as additional compensation for services rendered to the Company an incentive bonus in cash in an amount equal to fifteen percent (15%) of an annual bonus pool which shall be equal to fifty percent (50%) of the Company's net income as reflected on its audited financial statements for the applicable fiscal year (in accordance with generally accepted accounting principles, consistently applied with prior years) in excess of the Company's budgeted net income ("Budgeted Net Income") as determined by the Compensation Committee of the Company for the fiscal year. For the purposes hereof and notwithstanding anything else contained herein, if and when any class of shares of the Company's capital stock becomes publicly traded, Budgeted Net Income for any fiscal year or quarter shall not be greater than the average of net income estimates of the analysts who regularly provide estimates of the Company's net income, as last reported prior to the commencement of the fiscal year ("Net Income Estimates"). The bonus paid to Executive for any year may not exceed $50,000.

               The Executive shall be entitled to receive the estimated amount of the bonus (the "Estimated Bonus Payment"), net of applicable withholding and other taxes, within fifteen (15) days after the end of the calculation of net income for each quarter during the term of Executive's employment hereunder, such Estimated Bonus Payment to be based on the Company's net income as reflected on the Company's unaudited consolidated financial statements as reviewed and approved by the Board for the applicable quarter in excess of the Company's budgeted net income for the quarter. The Estimated Bonus Payments will be subject to upward or downward adjustment based on the Company's annual audited consolidated financial statements (the "Adjustment"). The Adjustment shall be paid by the Executive to the Company, or shall be paid by the Company to the Executive, as the case may be, within fifteen (15) days of receipt of the Company's audited consolidated financial statements. In the event the Executive does not reimburse the Company for any Adjustment within such fifteen-day period, the Company shall have the right to offset the Adjustment against any other payments due to the Executive hereunder.

               The bonus shall be prorated for any fiscal year during the term of the Agreement that is less than a full fiscal year, subject to the provisions of Section 6 of the Agreement respecting payments in the event of termination, provided that in such event, the Estimated Bonus Payments for any quarter shall be the actual bonus for such quarter, unless adjustments are subsequently made to that quarter's unaudited financial statements. In addition to the foregoing, Executive shall be eligible to participate in such other performance bonus programs as may from time to time be established by the Company for the benefit of Executive.

               (b) Schedule 1 to the Employment Agreement is hereby deleted.

         2. MISCELLANEOUS.

               (a) HEADING. The section and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or construction hereof.

               (b) REFERENCES. Any reference to the Agreement contained in any notice, request, certificate or other document executed concurrently with or after the execution and delivery of this Amendment shall be deemed to include this Amendment unless the context shall otherwise require.

               (c) CONTINUED EFFECTIVENESS. Notwithstanding anything contained herein, the terms of this Amendment are not intended to and do not serve to effect a novation as to the Agreement. The Agreement, as amended hereby, shall remain in full force and effect.

               (d) COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.


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


               (e) GOVERNING LAW. This Amendment shall be a contract made under and governed by the laws of the State of Florida without regard to conflict of laws principles.

               (f) SUCCESSORS AND ASSIGNS. In the event that any provision of this Amendment is determined to be invalid or unenforceable, the remaining terms and provisions of this Amendment shall be unaffected and shall remain in full force and effect, and any such determination of invalidity or unenforceability shall in no way affect the validity or enforceability of any other provision of this Amendment.

               (g) SUCCESSORS AND ASSIGNS. This Amendment and all rights and benefits hereunder are binding upon and shall inure to the benefit of Executive and the Company, as well as to the benefit of the Company's successors. The obligation of Executive hereunder are personal to Executive; accordingly, neither this Amendment nor any right or interest of Executive herein, or arising hereunder, shall be voluntarily or involuntarily sold, transferred or assigned by Executive without the prior written consent of the Company or its successor in interest.


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


         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

                                      DENTAL CARE ALLIANCE, INC.


                                      By: /s/ STEVEN R. MATZKIN
                                      ----------------------------
                                      Name: Steven R. Matzkin
                                      Title: CEO and President


                                      Equity Holder:


                                      /s/ DAVID P. NICHOLS
                                      ---------------------------
                                      David P. Nichols